EXHIBIT (a)(1)(D)

Offer to Purchase for Cash

Up to 9,000,000 Shares of its Common Stock

at a Purchase Price not greater than $18.50 per Share
nor less than $18.00 per Share

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 3, 2005, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        TNS, Inc., a Delaware corporation (the "Company"), has announced an offer to purchase for cash up to 9,000,000 shares (or such lesser number of shares as are properly tendered and not properly withdrawn) of its common stock, par value $0.001 per share (the "Shares"), at a price not greater than $18.50 nor less than $18.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated April 5, 2005 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     Offer to Purchase, dated April 5, 2005;

        2.     Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        3.     Letter of Transmittal for your use and for the information of your clients (including the Substitute Form W-9 and Guidelines For Certification of Taxpayer Identification Number On Substitute Form W-9);

        4.     Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to Wachovia Bank, N.A., the Depositary, on or before the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

        5.     Letter from the Company to its stockholders; and

        6.     Return envelope addressed to the Depositary (defined in the Offer to Purchase), for your use only.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. THE OFFER, WITHDRAWAL RIGHTS AND PRORATION RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 3, 2005, UNLESS THE OFFER IS EXTENDED.

        THE BOARD OF DIRECTORS OF THE COMPANY AND A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPOSED OF INDEPENDENT DIRECTORS NOT AFFILIATED WITH THE COMPANY'S CONTROLLING STOCKHOLDER HAVE APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY, ITS BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, THE DEALER MANAGER, INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. OUR DIRECTORS (OTHER THAN THE DIRECTORS AFFILIATED WITH THE COMPANY'S CONTROLLING STOCKHOLDER) AND EXECUTIVE OFFICERS HAVE ADVISED THE COMPANY THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER.

        THE COMPANY'S CONTROLLING STOCKHOLDER, THE GTCR FUNDS (AS DEFINED IN THE OFFER TO PURCHASE), HAS COMMITTED TO TENDER 6,000,000 SHARES PURSUANT TO THE OFFER.

        No fees or commissions will be payable by the Company to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase. The Company, however, upon request, will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to Lehman Brothers, the Dealer Manager, or to The Altman Group, the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from the Information Agent by calling them at (800) 357-9212.

                          Very truly yours,

                          Lehman Brothers

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE AN APPOINTMENT OF YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.